EXHIBIT 10.6
WATERFRONT MEDIA INC.
REVOLUTION HEALTH GROUP LLC
CAREPAGES, INC.
LOAN AND SECURITY AGREEMENT

     This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of September 18, 2009, by and between SQUARE 1 BANK (“Bank”) and WATERFRONT MEDIA INC. (“Parent”), REVOLUTION HEALTH GROUP LLC (“RHG”) and CAREPAGES, INC. (“Carepages” and, together with Parent and RHG, each a “Borrower” and collectively, “Borrowers”).
RECITALS
Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.
AGREEMENT
     The parties agree as follows:
     1. DEFINITIONS AND CONSTRUCTION.
          1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.
          1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting). The term “financial statements” shall include the accompanying notes and schedules.
     2. LOAN AND TERMS OF PAYMENT.
          2.1 Credit Extensions.
               (a) Promise to Pay. Borrowers promise to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
               (b) Advances Under Revolving Line.
                    (i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Parent may request Advances in an aggregate outstanding principal amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.
                    (ii) Form of Request. Whenever Borrowers desire an Advance, Parent will notify Bank by facsimile transmission, telephone or email no later than 5:30 p.m. Eastern time (4:30 p.m. Eastern time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Parent’s

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deposit account with Bank promptly upon receipt of the relevant Loan Advance/Paydown Request Form or as otherwise contemplated hereunder.
               (c) Committed Line Advances.
                    (i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Parent may request Committed Line Advances in an aggregate outstanding principal amount not to exceed the Committed Line, and (2) amounts borrowed pursuant to this Section 2.1(c) may be repaid and reborrowed at any time prior to the Committed Line Maturity Date, at which time all Advances outstanding under this Section 2.1(c), if any, shall be immediately due and payable. Borrowers may prepay any Committed Line Advances without penalty or premium.
                    (ii) Form of Request. Whenever Borrowers desire a Committed Line Advance, Parent will notify Bank by facsimile transmission, telephone or email no later than 5:30 p.m. Eastern time (4:30 p.m. Eastern time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Committed Line Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Committed Line Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(c) to Parent’s deposit account with Bank promptly upon receipt of the relevant Loan Advance/Paydown Request Form or as otherwise contemplated hereunder.
          2.2 Overadvances. If the aggregate amount of the outstanding Advances under the Revolving Line exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately upon notice, pay to Bank, in cash, the amount of such excess.
          2.3 Interest Rates, Payments, and Calculations.
               (a) Interest Rates.
                    (i) Advances under Revolving Line. Except as set forth in Section 2.3(b), the Advances under the Revolving Line shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to (A) from the Closing Date through December 31, 2009, the greater of (x) 4.75% above the Prime Rate then in effect, or (y) 8.00%; and (B) thereafter, the greater of (x) 4.25% above the Prime Rate then in effect, or (y) 7.50%.
                    (ii) Advances under Committed Line. Except as set forth in Section 2.3(b), the Committed Line Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to (A) from the Closing Date through December 31, 2009, the greater of (x) 5.75% above the Prime Rate then in effect, or (y) 9.00%; and (B) thereafter, the greater of (x) 5.25% above the Prime Rate then in effect, or (y) 8.50%.
               (b) Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.
               (c) Payments. Interest under the Revolving Line shall be due and payable on the 18th calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrowers’ deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid

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when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.
               (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.
          2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Parent specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 5:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
          2.5 Fees. Borrowers shall pay to Bank the following:
               (a) Facility Fee. On the Closing Date, a fee equal to $30,000, which shall be nonrefundable;
               (b) Unused Fee. An unused fee equal to 0.75% of the difference between (i) Twelve Million Dollars ($12,000,000), and (ii) the average daily balance outstanding under the Revolving Line and the Committed Line during the relevant quarter, which fee shall be payable in arrears within 5 days after the last day of each such quarter and shall be nonrefundable;
               (c) Security Trustee Fees and Expenses. As an when incurred, one half of the fees and expenses incurred by or on behalf of the Bank with respect to the Security Trustee and the Security Trustee Agreement. Notwithstanding the foregoing, Bank and Borrower will share, on a “50:50” basis, (1) the upfront legal fees and costs associated with documenting the Security Trustee Agreement and the perfection of the security interest in the Shares of Everyday Health, and (2) the expense associated with perfection and maintenance of perfection of Bank’s security interest in the Shares of Everyday Health (including but not limited to the fees and expenses of the Security Trustee); and
               (d) Bank Expenses. Without limiting (c), above, on the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.
          2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.
          2.7 Optional Prepayment. Borrower may prepay the outstanding Advances made under the Revolving Line or the Committed Line at any time, without penalty or premium, by paying to Bank all principal and accrued and unpaid interest together with all other amounts due under this Agreement upon not less than 10 days prior written notice, at which time, subject to indefeasible payment in full of the Obligations, the availability under the Revolving Line and the Committed Line shall terminate and the parties shall have no further obligations hereunder.

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     3. CONDITIONS OF LOANS.
          3.1 Conditions Precedent to Closing. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:
               (a) this Agreement;
               (b) a certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
               (c) a financing statement (Form UCC-1) with respect to each Borrower;
               (d) an intellectual property security agreement, duly executed by each Borrower;
               (e) an Equipment Holder’s Acknowledgement, to the extent required and obtained in accordance with Section 7.10;
               (f) the certificate(s) for the Shares (except with respect to Everyday Health), together with Assignment(s) Separate from Certificate, duly executed by the pledgor in blank;
               (g) payment of the fees and Bank Expenses then due specified in Section 2.5, which may be debited from any of Borrowers’ accounts with Bank;
               (h) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;
               (i) current financial statements, consisting of company prepared consolidated balance sheets and income statements for the most recently ended fiscal year and month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;
               (j) current Compliance Certificate in accordance with Section 6.2;
               (k) a Warrant in form and substance satisfactory to Bank;
               (l) a Borrower Information Certificate for each Borrower; and
               (m) such other documents or certificates, and completion of such other matters, as Bank may reasonably request.
          3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon the Borrowers’ compliance with Section 3.1 above, and is further subject to the following conditions:
               (a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1; and
               (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

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          3.3 Conditions Subsequent. As soon as possible, but in any event not more than 10 Business Days after the Closing Date, Parent shall deliver the following to Bank (each in form and content reasonably acceptable to Bank):
               (a) evidence that Parent has requested the approval of the Reserve Bank of India to the grant to Bank (or the Security Trustee for and on behalf of Bank) of a security interest in the Shares of Everyday Health;
               (b) the Security Trustee Agreement, duly executed by Parent, Everyday Health, and the Security Trustee;
               (c) a share pledge agreement in a form acceptable to the Security Trustee, duly executed by Parent and the Security Trustee, under which the pledge sought to be created on the shares of Everyday Health shall be effective on the date of the approval of the Reserve Bank of India.
     4. CREATION OF SECURITY INTEREST.
          4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrowers of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
          4.2 Perfection of Security Interest. Each Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable. Each Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, each Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.10 below, obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, domestic deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Each Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; each Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Each Borrower shall take such other actions as Bank requests to perfect its security interests granted under this Agreement.
          4.3 Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares (except with respect to Everyday Health, which shall be deemed pledged after the Closing Date, on and from the date of the approval of the Reserve Bank of India, in accordance with the provisions of the share pledge agreement referred to in Clause 3.1(i) above), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for the Shares (except with respect to Everyday Health, which shall be delivered after the Closing Date in accordance with the provisions of the share pledge agreement referred to in Clause 3.1(i) above) will be delivered to Bank, accompanied by an instrument

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of assignment duly governing the Shares, the relevant Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default. Bank reserves the right to take all appropriate steps to cause the Shares of Everyday Health to be pledged to Bank.
          4.4 Partial Release. In connection with any Permitted Transfers as to which Bank’s Lien is to be terminated or otherwise satisfied in accordance with the terms of this Agreement, Bank shall, at Borrower’s sole cost and expense, execute and deliver to Borrower such documents, in form and substance reasonably acceptable to Bank, as Borrower shall reasonably request in writing that evidence the partial release of such Permitted Transfers from the security interest granted hereby.
          4.5 Release Upon Satisfaction of Obligations. Upon Borrower’s indefeasible payment in full and satisfaction of the Obligations, and the termination of availability under the Revolving Line and the Committed Line, Bank shall, at Borrower’s sole cost and expense, execute and deliver to Borrower such documents, in form and substance reasonably acceptable to Bank, that evidence the termination and expiration of the Revolving Line and the Committed Line and the release of the security interest granted by Borrower hereby in the Collateral.
     5. REPRESENTATIONS AND WARRANTIES.
     Each Borrower represents and warrants as follows:
          5.1 Due Organization and Qualification. Each Borrower and each Subsidiary is an entity duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
          5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower’s Articles (or Certificate, as applicable) of Incorporation or Bylaws (or Operating Agreement, as applicable), nor will they constitute an event of default under any material agreement by which such Borrower is bound. No Borrower is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.
          5.3 Collateral. Each Borrower has rights in or the power to transfer its Collateral, and its title to the Collateral in which it has an interest is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than movable items of personal property such as laptop computers, all Collateral having an aggregate book value in excess of $250,000 is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrowers have not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Borrowers’ Cash is maintained or invested with a Person other than Bank or Bank’s affiliates.
          5.4 Intellectual Property Collateral. Each Borrower is the sole owner of its Intellectual Property Collateral, except for licenses granted by such Borrower to its customers in the ordinary course of business and other Permitted Transfers. To the best of each Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or

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unenforceable, in whole or in part, and no claim has been made to such Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.
          5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive offices of Borrowers are located at the addresses indicated in Section 10 hereof and in the Schedule.
          5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.
          5.7 No Material Adverse Change in Financial Statements. All consolidated and (as and when prepared by Borrower in the ordinary course) consolidating financial statements related to a Borrower and any Subsidiary that are delivered by such Borrower to Bank fairly present in all material respects such Borrower’s consolidated and (as and when prepared by Borrower in the ordinary course) consolidating financial condition as of the date thereof and such Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating (when financials are prepared on a consolidating basis) financial condition of any Borrower since the date of the most recent of such financial statements submitted to Bank.
          5.8 Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement.
          5.9 Compliance with Laws and Regulations. Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from a Borrower’s failure to comply with ERISA that is reasonably likely to result in such Borrower’s incurring any liability that could have a Material Adverse Effect. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). No Borrower has violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.
          5.10 Subsidiaries. Borrowers do not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
          5.11 Government Consents. Each Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
          5.12 Inbound Licenses. Except as disclosed on the Schedule, no Borrower is a party to, nor is bound by, any material license important for the conduct of such Borrower’s business that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license important for the conduct of such Borrower’s business, other than this Agreement or the other Loan Documents.

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          5.13 Shares. Each Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. To each Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To each Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Borrower knows of no reasonable grounds for the institution of any such proceedings.
          5.14 Full Disclosure. No representation, warranty or other statement made by a Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
     6. AFFIRMATIVE COVENANTS.
     Each Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:
          6.1 Good Standing and Government Compliance. Each Borrower shall maintain its and each of its Subsidiaries’ existence and good standing in the respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to such Borrower by the authorities of the state in which such Borrower is organized, if applicable. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
          6.2 Financial Statements, Reports, Certificates. Parent shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and (as and when prepared by Borrower in the ordinary course) consolidating balance sheet and income statement covering Borrowers’ operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 180 days after the end of Borrowers’ fiscal year, audited consolidated and (as and when prepared by Borrower in the ordinary course) consolidating financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an opinion which is either unqualified, qualified only for going concern so long as Borrowers’ investors provide additional equity as needed or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) annual budget approved by Borrowers’ Board of Directors as soon as available but not later than 60 days after the beginning of the applicable fiscal year; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by a Borrower to any holders of Subordinated Debt, and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to a Borrower or any Subsidiary of $250,000 or more; (vi) promptly upon receipt, each management letter prepared by a Borrower’s independent certified public accounting firm regarding such Borrower’s management control systems; (vii) such budgets, sales projections, operating plans or other financial information generally prepared by a Borrower in the ordinary course of business as Bank may reasonably request from time to time; provided that Parent shall deliver to Bank by no later than December 15, 2009, Borrowers’ 2010 Board of Directors’ approved operating plan; and (viii) within 30 days of the last day of each fiscal quarter, a report signed by Parent, in form reasonably acceptable to Bank, listing any applications or registrations that a Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrowers’

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Intellectual Property Collateral, including but not limited to any subsequent ownership right of a Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by such Borrower in connection with this Agreement.
               (a) Within 30 days after the last day of each month, Parent shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable, and a monthly deferred revenue schedule.
               (b) Within 30 days after the last day of each month, Parent shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.
               (c) As soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrowers have taken or propose to take with respect thereto.
               (d) Bank (through any of its officers, employees or agents) shall have the right, upon reasonable prior notice, from time to time during each Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect each Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrowers’ expense (not to exceed $3,000 per audit, unless an Event of Default has occurred and is continuing) in order to verify such Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
     Parent may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. Parent shall include a submission date on any certificates and reports to be delivered electronically.
          6.3 Inventory and Equipment; Returns. Borrowers shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrowers give prior written notice. Returns and allowances for Inventory and Equipment, if any, as between a Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist on the Closing Date. Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $100,000.
          6.4 Taxes. Each Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that such Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that such Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower or such Subsidiary.
          6.5 Insurance. Each Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case in as ordinarily insured against by other owners in businesses similar to such Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Within 30 days of the Closing Date, each Borrower shall cause to be furnished to Bank a copy of its policies or certificate of insurance including any

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endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, each Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at the relevant Borrower’s option, be payable to such Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.
          6.6 Primary Depository. Each Borrower shall within 45 days of the Closing Date cause to be transferred and at all times thereafter maintained all of its depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s affiliates; provided that Borrowers may maintain depository and operating accounts outside Bank (x) for a security deposit for Paymentech not to exceed $2,200,000 without Bank’s prior written consent, not to be unreasonably withheld; (y) up to $1,100,000 for a security deposit (to secure a letter of credit) to support Parent’s leasing of office space in New York, NY; and (z) up to $150,000 (on a rolling basis) to support Everyday Health; provided that any domestic accounts maintained outside Bank shall be subject to account control agreements in favor of, and in form and substance reasonably acceptable to, Bank.
          6.7 Financial Covenants. Parent, on a consolidated basis, shall at all times, except as otherwise indicated, maintain the following financial ratios and covenants:
               (a) Minimum EBITDA. An EBITDA, measured quarterly commencing with the quarter ending September 30, 2009, of at least (x) $1,550,000 for the quarter ending September 30, 2009 and (y) $3,900,000 for the quarter ending December 31, 2009. Parent’s consolidated EBITDA (x) for the first quarter of 2010 shall be at a loss of no greater than $3,000,000, (y) for the second, third and fourth quarters of 2010 shall be greater than $0.00 and (z) for each quarter of the year ending December 31, 2011, shall be greater than $0.00. Notwithstanding the foregoing, Parent’s consolidated EBITDA (x) for the year ending December 31, 2010 shall be at least $5,000,000, and (y) for the year ending December 31, 2011 shall be at least $10,000,000.
               (b) Liquidity Ratio. A Liquidity Ratio of at least (x) 1.75 to 1.00 from the Closing Date through December 31, 2009; and (y) 1.50 to 1.00 at all times thereafter.
               (c) Minimum Cash. At all times while any Committed Line Advances are outstanding, a balance of Cash at Bank of not less than the then-outstanding amount of the Committed Line Advances, monitored on a daily basis.
          6.8 Registration of Intellectual Property Rights.
               (a) Each Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.
               (b) Each Borrower shall (i) give Bank not less than 20 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by such Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.
               (c) Each Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

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               (d) Each Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.
               (e) Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that a Borrower is required under this Section 6.8 to take but which such Borrower fails to take, after 15 days’ notice to such Borrower. Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.
          6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license, the failure, breach or termination of which could reasonably be expected to have a Material Adverse Effect, each Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on such Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for such Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.
          6.10 Everyday Health. Parent shall use its best efforts to cause the Reserve Bank of India to approve the grant to Bank of a security interest in the Shares of Everyday Health.
          6.11 Further Assurances. At any time and from time to time each Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
     7. NEGATIVE COVENANTS.
     Each Borrower (except as otherwise indicated) covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, such Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:
          7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.
          7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of such Borrower’s formation or relocate its chief executive office without 30 days prior written notification to Bank; in the case of Parent, replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days; in the case of Parent, fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 30 consecutive days; in the case of Parent, suffer a change on its Board of Directors (so that it does not at all times include at least one Managing Director of each of Rho Ventures and Scale Ventures or their Affiliates), without the prior written consent of Bank which may be withheld in Bank’s sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by such Borrower; change its fiscal year end; have a Change in Control (unless the Obligations are indefeasibly repaid in full, in cash in connection with such Change in Control).
          7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a

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Subsidiary into another Subsidiary or into such Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $2,000,000 in any calendar year during the term hereof, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) such Borrower is the surviving entity; or (b) the Obligations are repaid in full concurrently with the closing of any merger or consolidation of such Borrower in which such Borrower is not the surviving entity; provided however, that Parent shall notify Bank in writing prior to entering into any transaction of the type described above, regardless of the amount of consideration.
          7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.
          7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in- licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that such Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Borrower’s property.
          7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that such Borrower may (i) repurchase the stock of former officers, directors, employees, and consultants pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former officers, directors, employees, and consultants pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former officers, directors, employees, and consultants to such Borrower regardless of whether an Event of Default exists.
          7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its Investment Property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to such Borrower.
          7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
          7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
          7.10 Inventory and Equipment. Store the Inventory or the Equipment of a book value in excess of $250,000 with a bailee, warehouseman, collocation facility or similar third party unless the third party has been notified of Bank’s security interest and (a) Borrower has used commercially reasonable efforts to obtain an acknowledgement from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) Bank is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of $250,000, and except for such other locations as Bank may approve in writing, each Borrower shall keep the Inventory and Equipment only at the locations set forth in Section 10 and such other locations of which such Borrower gives Bank prior written notice and as to which Bank is able to take such

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actions as may be necessary to perfect its security interest or to obtain a bailee’s acknowledgment of Bank’s rights in the Collateral.
          7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.
     8. EVENTS OF DEFAULT.
     Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:
          8.1 Payment Default. If a Borrower fails to pay any of the Obligations when due;
          8.2 Covenant Default.
               (a) If a Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary accounts) or 6.7 (financial covenants), or violates any of the covenants contained in Article 7 of this Agreement;
               (b) If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrowers be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;
          8.3 Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;
          8.4 Attachment. If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be made during such cure period);
          8.5 Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
          8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or

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not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000 or that would reasonably be expected to have a Material Adverse Effect; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrower.
          8.7 Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or
          8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.
     9. BANK’S RIGHTS AND REMEDIES.
          9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:
               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);
               (b) Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrowers shall promptly deposit and pay such amounts;
               (c) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between a Borrower and Bank;
               (d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
               (e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, such Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

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               (f) Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by Bank;
               (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
               (h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;
               (i) Bank may credit bid and purchase at any public sale;
               (j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Borrower, any guarantor or any other Person liable for any of the Obligations; and
               (k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.
Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
          9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoint Bank (and any of Bank’s designated officers, or employees) as each Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse each Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign each Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to a Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between a Borrower and Bank without first obtaining such Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by a Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which a Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of a Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

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          9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to any Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
          9.4 Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
          9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.
          9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrowers. Each Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.
          9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.
          9.8 Demand; Protest. Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
     10. NOTICES.
     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	c/o WATERFRONT MEDIA INC. 45 Main Street, Suite 800 Brooklyn, NY 11201 Attn: Chief Financial Officer FAX: (718) 797-0582

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If to Bank:	Square 1 Bank 406 Blackwell Street, Suite 240 Durham, North Carolina 27701 Attn: Loan Operations Manager FAX: (919) 314-3080

with a copy to:	Square 1 Bank 890 Winter Street, Suite 220 Waltham, MA 02451 Attn: Bob Foley FAX: (781) 547-0858
     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
     This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrowers’ accounts or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. BANK AND EACH BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR ANY BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.
     12. GENERAL PROVISIONS.
          12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole

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discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.
          12.2 Indemnification. Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and a Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
          12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
          12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
          12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.
          12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.
          12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to a Borrower. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
          12.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank or any Borrower in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.
     13. CO-BORROWER PROVISIONS.
          13.1 Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall, unless earlier terminated, remain in effect notwithstanding future changes in conditions,

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including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates.
          13.2 Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
          13.3 Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of another Borrower.
          13.4 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 14.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 14.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
          13.5 Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.
          13.6 Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.
          13.7 Right to Settle, Release.
               (a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which

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Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
               (b) Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
          13.8 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.
[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

WATERFRONT MEDIA INC.

By: Title:	/s/ Alan Shapiro Senior Vice President and General Counsel

REVOLUTION HEALTH GROUP LLC
By: Waterfront Media Inc.
Its: Sole Member

By: Title:	/s/ Alan Shapiro Senior Vice President and General Counsel

CAREPAGES, INC.

By: Title:	/s/ Alan Shapiro President

SQUARE 1 BANK

By: Title:	[Illegible] SVP

EXHIBIT A
DEFINITIONS
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrowers and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and Borrowers’ Books relating to any of the foregoing.
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.
“Bank Expenses” means all reasonable out of pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means an amount equal to 80% (the “Advance Rate”) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Parent or a Borrower; provided that Advances on account of the Permitted Accounts aged more than 120 days shall not exceed $1,000,000 at any time; provided further that Bank may decrease the Advance Rate in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the Accounts, including but not limited to Dilution in excess of 5% with respect to any individual Account including in the Borrowing Base (as determined by an audit of the Collateral).
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.
“Capital Expenditures” means all expenditures of any Person in respect of the purchase or other acquisition, construction or improvement of any fixed or capital assets (excluding any amount representing capitalized interest) that are required to be capitalized under GAAP on a balance sheet as property, plant, equipment or other fixed assets or intangibles; provided that Capital Expenditures shall in any event exclude (a) normal replacements and maintenance that are properly charged to current operations, (b) amounts expended with the proceeds of insurance, and (c) expenditures for any internal web development and internally developed software costs.
“Cash” means unrestricted cash and cash equivalents.
“Change in Control” shall mean a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.
“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (iv) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.
“Collateral State” means the state or states where the Collateral is located, which are Massachusetts, New York, New Jersey, the District of Columbia, Virginia and Missouri.
“Committed Line” means a Credit Extension of up to (i) from the Closing Date through January 31, 2010, $4,000,000; (ii) from February 1, 2010 through March 31, 2010, $3,000,000; (iii) from April 1, 2010 through May 31, 2010, $2,000,000; (iv) from June 1, 2010 through July 31, 2010, $1,000,000; and (v) thereafter, $0; provided that the aggregate amount of Committed Line Advances and Advances under the Revolving Line shall not exceed $12,000,000.
“Committed Line Advance” or “Committed Line Advances” means a cash advance or cash advances under the Committed Line.
“Committed Line Maturity Date” means September 18, 2010.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Credit Extension” means each Advance, or any other extension of credit by Bank, to or for the benefit of a Borrower hereunder.

2.

“Dilution” is any non-cash reduction to Accounts receivable, including but not limited to credit memos, discounts allowed, contras, returns, write-offs for bad debt, reductions by rebill, etc.).
“EBITDA” means earnings before (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) stock-based compensation and other non-cash charges, (v) earn-out payments made as a result of Parent’s 2008 acquisition of Nurture Media LLC and (vi) all expenses incurred by Parent in connection with preparing for the initial public offering of Parent; in each case as determined in accordance with GAAP.
“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrowers’ business that comply with all of Borrowers’ representations and warranties to Bank set forth in Section 5.3; provided, that Bank may upon 30 days’ prior written notice change the standards of eligibility in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the Accounts, including but not limited to Dilution in excess of 5% with respect to any individual Account including in the Borrowing Base (as determined by an audit of the Collateral). Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:
(a) Account balances, other than the Permitted Accounts, that the account debtor has failed to pay in full within 120 days of invoice date; and Account balances of the Permitted Accounts, to the extent the account debtor has failed to pay in full within 180 days of invoice date;
(b) Account credit balances greater than 90 days from invoice date;
(c) Accounts, other than Permitted Accounts, with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within 120 days of invoice date; and Permitted Accounts, with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within 180 days of invoice date;
(d) Accounts with respect to an account debtor, including the account debtor’s subsidiaries and Affiliates, whose total obligations to a Borrower exceed 25% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;
(e) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;
(f) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);
(g) Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to a Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to a Borrower;
(h) Accounts with respect to which the account debtor is an officer, employee, agent, Subsidiary or Affiliate of a Borrower;
(i) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;
(j) “Advanced Billings,” i.e., accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by a Borrower for the performance of services or delivery of goods which such Borrower has not yet performed or delivered; provided that advanced billings of CarePages, Inc. shall be “Eligible Accounts” provided they are supported by a non-cancelable agreement with the relevant account debtor;

3.

(k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;
(l) Accounts the collection of which Bank reasonably determines after inquiry and consultation with a Borrower to be doubtful;
(m) Retentions and hold-backs; and
(n) “Progress Billings,” i.e., accounts that are billed based on project milestones and not on an actual time and materials basis unless supported by a non-cancelable agreement with such account debtor.
“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis. All Eligible Foreign Accounts must be calculated in U.S. Dollars.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“Everyday Health” means Everyday Health India Private Limited, an entity organized under the laws of India and a wholly-owned Subsidiary of Parent.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief
“Intellectual Property Collateral” means all of a Borrower’s right, title, and interest in and to the following types of assets in which any Borrower has any interest:
(a) Copyrights, Trademarks and Patents;
(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
(c) Any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held;

4.

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;
(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;
(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and
(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Inventory” means all present and future inventory in which a Borrower has any interest.
“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance, present and future security deposits or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Parent’s (or any Borrower’s) request.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance. “Liquidity” means the sum of Cash in Bank plus the most recently reported Borrowing Base. “Liquidity Ratio” means the ratio of Liquidity to all Indebtedness to Bank.
“Loan Documents” means, collectively, this Agreement, any note or notes executed by a Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Parent and its Subsidiaries taken as a whole, (ii) the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents, or (iii) a Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.
“Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and a Borrower’s Books relating to any of the foregoing.
“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Bank may have obtained by assignment or otherwise.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

5.

“Permitted Accounts” means Accounts of those Account debtors listed on Annex I hereto or other Accounts of similar caliber from time to time approved in writing by Bank in Bank’s sole and absolute discretion, provided that no such Account shall be an Eligible Account if it remains unpaid more than 180 days from invoice date.
“Permitted Indebtedness” means:
(a) Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;
(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c) Indebtedness not to exceed $250,000 in the aggregate in any fiscal year of Borrowers secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;
(d) Subordinated Debt;
(e) Reimbursement obligations under corporate credit cards, not to exceed $350,000 in the aggregate at any time; and cash-collateralized letters of credit not to exceed $750,000 in the aggregate at any time;
(f) Other unsecured Indebtedness in an amount not to exceed $250,000 at any time outstanding;
(g) Indebtedness to trade creditors incurred in the ordinary course of business; and
(h) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be.
“Permitted Investment” means:
(a) Investments existing on the Closing Date disclosed in the Schedule;
(b) Without duplication with clause (e) of the defined term “Permitted Indebtedness,” security deposits made in connection with all current and future leases of real property of a Borrower, incurred in the ordinary course of business, not to exceed $200,000 in the aggregate at any time;
(c) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts, (v) Investments in regular deposit or checking accounts held with Bank or subject to a control agreement in favor of Bank, and (vi) Investments consistent with any investment policy adopted by Parent’s board of directors;
(d) Repurchases of stock from former employees, officers, directors or consultants of a Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, officers, directors or consultants to such Borrower regardless of whether an Event of Default exists;
(e) Investments accepted in connection with Permitted Transfers;
(f) Investments of Subsidiaries in or to other Subsidiaries (other than the Wondir Entities) or a Borrower, (ii) Investments by Parent in RHG and Carepages, (iii) Investments by a Borrower in Subsidiaries (other than the

6.

Wondir Entities, Everyday Health, RHG or Carepages) not to exceed $50,000 in the aggregate in any fiscal year, and (iv) Investments by Borrowers in Everyday Health not to exceed $150,000 per month in the aggregate;
(g) Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by a Borrower’s Board of Directors;
(h) Investments in nonfinanced Capital Expenditures in any fiscal year, not to exceed $2,000,000;
(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;
(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary;
(k) Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed $250,000 in the aggregate in any fiscal year; and
(l) Investments permitted under Section 7.3.
“Permitted Liens” means the following:
(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;
(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the relevant Borrower maintains adequate reserves;
(c) Liens not to exceed $250,000 in the aggregate (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by a Borrower or any of its Subsidiaries (other than the Wondir Entities) to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment, and any such Lien may be superior in priority to Bank’s Lien in such Equipment;
(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
(e) Liens securing Subordinated Debt; and
(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.7 (judgments);
“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary (other than by or to the Wondir Entities) of:
(a) Inventory in the ordinary course of business;

7.

(b) licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business;
(c) exclusive licenses of intellectual property with respect to limited geographic locations outside of the United States, field of use or customized products for specific customers of Borrower;
(d) worn-out, surplus or obsolete Equipment not financed with the proceeds of Credit Extensions;
(e) grants of security interests and other Liens that constitute Permitted Liens;
(f) transfers of Collateral for fair consideration and consistent with sound business practices, so long as Bank has a first-priority perfected lien in the proceeds of such consideration and provided that such transfers do not exceed $100,000 in any fiscal year without Bank’s prior written consent, not to be unreasonably withheld;
(g) transfers of funds into deposit accounts with institutions other than Bank, as expressly permitted under Section 6.6; and
(h) other assets of Borrowers or their Subsidiaries that do not in the aggregate exceed $100,000 during any fiscal year.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance and the Controller of a Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.
“Revolution Acquisition” means the acquisition by Parent of substantially all the membership interests of Borrower Revolution Health Group LLC.
“Revolving Line” means a Credit Extension of up to $12,000,000; provided that the aggregate amount of Advances under the Revolving Line and Committed Line Advances shall not exceed $12,000,000.
“Revolving Maturity Date” means September 18, 2011.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Security Trustee means that certain Security Trustee to be appointed by Bank, in its sole discretion, with respect to the Security Trustee Agreement.”
“Security Trustee Agreement” means that certain Security Trustee Agreement, with respect to the Shares of Everyday Health, by an among Parent, the Security Trustee and Bank, in form and content reasonably acceptable to Bank.”
“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is not an entity organized under the laws of the United States or territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is an entity organized under the laws of the United States or any territory thereof

8.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, each state where a Borrower’s chief executive office is located, each state of a Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by such Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by the Borrower and Bank) (including Indebtedness which consists of unsecured bridge loans which are convertible into the Borrower’s next round of equity financing and which do not otherwise mature prior to the Indebtedness evidenced by this Agreement).
“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.
“Wondir Entities” means, collectively, Wondir Health LLC, a Delaware limited liability company and wholly- owned Subsidiary of RHG, and Wondir General, Inc., a Delaware corporation, 75% of the Shares of which are owned by RHG.

9.

DEBTOR	WATERFRONT MEDIA INC.

SECURED PARTY:	SQUARE 1 BANK
EXHIBIT B
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), domestic deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

DEBTOR	REVOLUTION HEALTH GROUP LLC

SECURED PARTY:	SQUARE 1 BANK
EXHIBIT B
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(c) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), domestic deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(d) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

DEBTOR	CAREPAGES, INC.

SECURED PARTY:	SQUARE 1 BANK
EXHIBIT B
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), domestic deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

EXHIBIT C
LOAN ADVANCE/PAYDOWN REQUEST FORM

EXHIBIT D
BORROWING BASE CERTIFICATE

EXHIBIT E

COMPLIANCE CERTIFICATE

ANNEX I
(Permitted Accounts)

SCHEDULE OF EXCEPTIONS

BORROWING RESOLUTIONS / INCUMBENCY CERTIFICATES